UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported) June 15, 2010

PROSPERO GROUP
(Exact name of registrant as specified in its chapter)

Nevada	000-50429	33-1059313
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

575 Madison Avenue, 10 th Floor, New York, New York		10022-2511
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (239)-243-0782

(Former name or former address, if changed since last report)

INFORMATION TO BE INCLUDED IN REPORT

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On June 15, 2010, director Vera Lehman resigned as a director of Prospero Group for recent health problems. The company wishes Vera a well and a quick recovery to return to the Board.

Also on June 15, 2010 the Board of Directors elected Dr. Kenneth Jones as a Board Member. Since 1995, Dr. Jones has participated in numerous marketing efforts in the United States and internationally and participated as a liaison in complex, confidential interactions between principals and clients as a problem solver on multimillion dollar transactions. Previously, Dr. Jones held several chief and senior medical administrative positions throughout Southern California, including Chief of Staff and Chairman of the Executive Committee at Rancho Lindo Hospital in Rancho Cucamonga, a facility he helped develop; Director of the Children’s Unit and President of Medical Staff at Horizon Hospital in Pomona; Medical Director of the Geriatric Unit at Corona Community Hospital; and Medical Director of Needles Counseling Center. He also served as Chairman for various committees at the Pomona Valley Community Hospital Medical Center from 1985 to 1988, including Chairman of the Institutional Ethics Committee.

Page - 1

Neither Dr. Kenneth Jones or any of the other current directors or officers hold a directorship in any other reporting company.

During the last two years, there has been no transaction or proposed transaction that Prospero Group was or is a party to in which Dr. Kenneth Jones had or is to have a direct or indirect material interest.

There is no employment agreement between Dr. Kenneth Jones and Prospero Group at this time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Prospero Group has caused this report to be signed on its behalf by the undersigned duly authorized person.

PROSPERO GROUP

By: /s/ Hubert L. Pinder
Chief Financial Officer

Dated: June 15, 2010